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                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT


     This AGREEMENT, made this ___ day of __________, 2003, by and between First American Strategic Income Portfolio Inc., a Minnesota corporation (the "Fund") and U.S. Bancorp Asset Management, Inc. (the "Advisor").

     1. INVESTMENT ADVISORY AND MANAGEMENT SERVICES. The Fund hereby engages the Advisor, and the Advisor hereby agrees to act as investment adviser for, and to manage the affairs, business and the investment of the assets of the Fund.

          The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, Bylaws and Registration Statement on Form N-2 and any representations contained in the Prospectus and Statement of Additional Information of the Fund and shall conform to the policies and purposes of the Fund as set forth in such Registration Statement, Prospectus and Statement of Additional Information and (i) as interpreted from time to time by the Board of Directors of the Fund and (ii) as may be amended from time to time by the Board of Directors and/or the shareholders of the Fund as permitted by the Investment Company Act of 1940, as amended (the "1940 Act"). Within the framework of the investment policies of the Fund, the Advisor shall have the sole and exclusive responsibility for the management of the Fund's assets and the making and execution of all investment decisions for the Fund. The Advisor shall report to the Board of Directors of the Fund regularly at such times and in such detail as the Board may from time to time determine to be appropriate, in order to permit the Board to determine the adherence of the Advisor to the investment policies of the Fund.

          The Advisor shall, at its own expense, furnish the Fund suitable office space, and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. The Advisor shall arrange, if requested by the Fund, for officers, employees or other Affiliated Persons (as defined in Section 2(a)(3) of the 1940 Act and the rules, regulations and releases relating thereto) of the Advisor to serve without compensation from the Fund as directors, officers or employees of the Fund if duly elected to such positions by the shareholders or directors of the Fund.

          The Advisor hereby acknowledges that all records necessary in the operation of the Fund, including records pertaining to its shareholders and investments, are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than the Advisor should ever occur, the Advisor will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

     2. COMPENSATION FOR SERVICES. In payment for all services, facilities, equipment and personnel, and for other costs of the Advisor hereunder, the Fund shall pay to the Advisor a monthly investment advisory fee in an amount equal to the sum of .01667% of the Fund's average weekly net assets during the month (approximately .20 of 1% on an annual basis) and 4.5% of the Fund's daily gross income (i.e., investment income including amortization of discount income, other than gains from the sale of securities or gains received from options and

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futures contracts less interest on money borrowed by the Fund) accrued by the
Fund during the month but such monthly investment advisory fee shall not exceed in the aggregate 1/12th of .725% of the Fund's average weekly net assets during the month (approximately .725% on an annual basis).

          For purposes of the calculation of such fee, average weekly net assets shall be determined on the basis of the Fund's average net assets for each weekly period (ending on Friday) ending during the month. The net assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period. When a Friday is not a business day for the Fund, then the calculation will be based on the Fund's net assets on the business day immediately preceding such Friday. Such fee shall be payable on the fifth day of each calendar month for services performed hereunder during the preceding month. If the Fund commences operations after the beginning of a month or this Agreement terminates prior to the end of a month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.

     3. ALLOCATION OF EXPENSES. In addition to the fees described in Section 2 hereof, the Fund shall pay all its expenses which are not assumed by the Advisor in its capacity as the Fund's investment adviser or in its capacity as the Fund's administrator. These Fund expenses include, by way of example, but not by way of limitation, (i) brokerage and commission expenses; (ii) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Fund; (iii) interest charges on borrowings; (iv) the Fund's organizational and offering expenses, whether or not advanced by the Advisor, except as may be otherwise provided in the prospectus for any offering of the Fund's securities; (v) fees and expenses of registering the Fund's shares under the appropriate Federal securities laws and qualifying the Fund's shares under applicable state securities laws; (vi) fees and expenses of listing and maintaining the listing of the Fund's shares on the principal securities exchanges where listed, or, if the Fund's shares are not so listed, fees and expenses of listing and maintaining the quotation of the Fund's shares on the principal over-the-counter market where traded; (vii) expenses of printing and distributing reports to shareholders; (viii) costs of shareholders' meetings and proxy solicitation; (ix) charges and expenses of the Fund's Administrator, custodian and registrar, transfer agent and dividend disbursing agent; (x) expenses incident to foreclosure on property underlying mortgage loans; (xi) fees of outside parties retained to assist in conducting due diligence respecting whole loans and participation mortgages, as defined in the Fund's Registration Statement on Form N-2; (xii) compensation of the Fund's officers, directors and employees that are not Affiliated Persons or Interested Persons (as defined in Section 2(a)(19) of the 1940 Act and the rules, regulations and releases relating thereto) of the Advisor; (xiii) the cost of other personnel providing services to the Fund; (xiv) legal and auditing expenses; (xv) cost of certificates representing shares of the Fund; (xvi) costs of stationery and supplies; (xvii) insurance expenses; and (xviii) association membership dues.

     4. FREEDOM TO DEAL WITH THIRD PARTIES; INDEMNIFICATION. The Advisor shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.


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          The Advisor agrees to indemnify the Fund with respect to any loss, liability, judgment, cost or penalty which the Fund may directly or indirectly suffer or incur in any way arising out of or in connection with any breach of this Agreement by the Advisor.

          The Advisor shall be liable to the Fund and its shareholders or former shareholders for any negligence or willful misconduct on the part of the Advisor or any of its directors, officers, employees, representatives or agents in connection with the responsibilities assumed by it hereunder, provided, however, that the Advisor shall not be liable for any investments made by the Advisor in accordance with the explicit or implicit direction of the Board of Directors of the Fund or the investment objectives and policies of the Fund as set forth in the then current Registration Statement of the Fund, and provided further that any liability of the Advisor resulting from a breach of fiduciary duty with respect to the receipt of compensation for services shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act.

     5. EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT. The effective date of this Agreement shall be the date first set forth above. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of the Fund shall mean the vote of 67% or more of such shares if the holders of more than 50% of such shares are present in person or by proxy or the vote of more than 50% of such shares, whichever is less.

          Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period of two years from the date of its execution, and thereafter shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund or by a vote of the holders of a majority of the outstanding shares of the Fund, and (b) by the vote of a majority of the directors who are not parties to this Agreement or Interested Persons of the Advisor or of the Fund cast in person at a meeting called for the purpose of voting on such approval.

          This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of the outstanding shares of the Fund, or by the Advisor, upon sixty (60) days written notice to the other party. Any such termination maybe made effective with respect to both the investment advisory and management services provided for in this Agreement or with respect to either of such kinds of services. This Agreement shall automatically terminate in the event of its assignment as defined in the 1940 Act and the rules thereunder. This Agreement shall automatically terminate upon completion of the dissolution, liquidation or winding up of the Fund.

     6. AMENDMENTS TO AGREEMENT. No material amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding shares of the Fund.

     7. NOTICES. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.


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          IN WITNESS WHEREOF, the Fund and the Advisor have caused this
Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   FIRST AMERICAN STRATEGIC INCOME
                                   PORTFOLIO INC.


                                   By
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                                        Its
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                                   U.S. BANCORP ASSET MANAGEMENT, INC.


                                   By
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                                        Its
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